Exhibit 99.1

Greenwood Hall Appoints Publisher Matt Toledo to Board of Directors

SANTA ANA, Calif. Oct. 27, 2014 – Greenwood Hall Inc. (OTCBB: ELRN), education technology provider of dynamic student lifecycle management solutions for colleges and universities, today announced that Matt Toledo has been appointed to the company’s board of directors.

“We are pleased to welcome Matt Toledo to our board,” said Dr. John Hall, Ed.D., CEO of Greenwood Hall. “Matt’s success in leading one of the most successful regional business journals in the country, combined with his extensive strategic experience in working with high profile organizations to create successful outcomes, makes him a valued, independent addition to our growing company.”

“I’m excited and honored to be joining  Greenwood Hall as the company pursues its strategic growth plan to deliver personalized education technology solutions that enable colleges and universities to enhance student outcomes,” said Toledo. “I look forward to working with John and the board during this exciting time in the company’s history and helping to build enhanced value for Greenwood Hall’s shareholders.”

Toledo, 51, is the publisher and CEO of the Los Angeles Business Journal, the largest regional business media company in California. In 2004, he was appointed group publisher of California Business Journals L.P.., which also owns and operates the Orange County Business Journal and San Diego Business Journal.

Originally from Chicago and raised in Northern California, Toledo is a graduate of San Jose State University with a Bachelor of Arts degree in business administration. He currently serves on  the board of directors for  the Los Angeles Chamber of Commerce, the Los Angeles Economic Development Corporation, the Los Angeles Sports and Entertainment Commission, United Way of Greater Los Angeles and Town Hall.

Toledo previously served on the board of visitors of Pepperdine University’s George L. Graziadio School of Business and Management. He also served as chairman for various business organizations, including  the Los Angeles County Economic Development Corporation, Los Angeles Area Chamber of Commerce and the Alliance of Area Business Publications.

About Greenwood Hall

Powering the education revolution one student at a time, Greenwood Hall helps colleges and universities increase enrollments, create positive student experiences and enhance learning outcomes throughout the student lifecycle via dynamic cloud-based solutions that integrate state-of-the-art technology, higher education expertise, project management and workforce solutions. Since establishing its education business in 2006, Greenwood Hall has grown to over 150 employees serving over 30 education clients and over 70 degree programs. The company is headquartered in Orange County, California, with facilities in College Station, Texas and Shanghai, China.

For more information, visit http://www.greenwoodhall.com, follow us on Twitter @GreenwoodHall and Facebook at http://www.facebook.com/GreenwoodandHall.

Media Relations:

George Medici/Evan Pondel

PondelWilkinson Inc.

(310) 279-5980

gmedici@pondel.com

epondel@pondel.com

Investor Relations:

Amy Cozamanis/Marissa Moran

Financial Profiles, Inc.

(310) 478-2700

Acozamanis@finprofiles.com

mmoran@finprofiles.com